Exhibit 3.3

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

OF

STERLING MINING COMPANY

Pursuant to a Resolution passed by the Board of Directors of Sterling Mining Company, a special meeting of the Company convened at Wallace, Idaho, on January 9, 1969, at 2:00 o’clock P.M. (Pacific Standard Time), said meeting having been duly and regularly called. That at said meeting a Tellers’ Report was adopted which showed that more than a majority of the issued and outstanding stock of the Company were present in person or by proxy. That one of the purposes for which the meeting was called was to consider a proposal to increase the capitalization of the Company to $250,000.00 divided into 5,000,000 shares of the par value of $0.05 per share. At the said meeting, the following resolution was presented to the shareholders for vote, said resolution being as follows:

WHEREAS, the Articles of Incorporation of STERLING MINING COMPANY presently provide as follows:

ARTICLE VI

“The amount of capital stock is fixed at One Hundred Fifty Thousand ($150,000.00) Dollars, divided into One Million Five Hundred Thousand (1,500,000) shares, of the par value of TEN (10 cents) CENTS per share.”

BE IT RESOLVED, that Article VI of said Articles of Incorporation be amended to read as follows:

ARTICLE VI

The amount of capitalization is fixed at Two Hundred Fifty Thousand ($250,000.00) Dollars, divided into Five Million (5,000,000) shares, of the par value of FIVE (5 cents) CENTS per share.

BE IT FURTHER RESOLVED, that the officers of the corporation be and they hereby are instructed to prepare, subscribe and verify the necessary certificates to give effect to this action and to file three original certificates so executed in the Office of the Secretary of State, State of Idaho, and upon receipt of two of said certificates certified by the Secretary of State to file one of the said certificates with the County Recorder of Shoshone County, State of Idaho.

That upon motion and second, the foregoing resolution, being put to a vote, the Tellers’ Report, which was duly adopted and approved and spread at length on the minutes of the meeting, found as follows:

“STERLING MINING COMPANY”

TELLERS REPORT

January 9, 1969

“We, the undersigned, duly appointed and acting Tellers and Inspectors of Election, regarding the vote on the Resolution whether Sterling Mining Company should increase its capitalization to $250,000.00 consisting of 5,000,000 shares having the par value of five cents ($0.05) per share, and having called, the roll of all those present in person and those present by proxy, voting in favor and against said Resolution, find as follows:

“In favor by person	153,166
In favor by proxy	1,161,717
Total in Favor	1,314,883
Percentage in favor	87.7%

Opposing by person	20,000
Opposing by proxy	—
Total opposing	20,000
Percentage opposing	1.3%

Absent or not voting	165,117
Percentage not voting	11.0%

/s/ W. A. Callaway

/s/J. Clarence Presley”

The Chairman announced that the Resolution had carried by more than two-thirds (2/3) majority of the issued and outstanding stock of the corporation.

IN WITNESS WHEREOF, said STERLING MINING COMPANY has, caused its corporate seal to be hereunto affixed and this Certificate to be signed by its proper officers, duly authorized, on the 15th day of January, 1969.

STERLING MINING COMPANY

/s/ Justin Rice, Vice President

/s/ J. Clarence Presley, Secretary

STATE OF IDAHO
ss:
County of Shoshone

On the 15th day of January, 1969, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared JUSTIN L. RICE, known to me to be the Vice President of STERLING MINING COMPANY, and known to me to be the Chairman of a Special Meeting of shareholders of said Company held on January 9, 1969, and J. CLARENCE PRESLEY, known to me to be the Secretary of STERLING MINING COMPANY, and they severally acknowledged that they executed the within instrument on behalf of said Company, and they and each of them acknowledged to me that said corporation executed the same.

IN WITNESS WHEREOF, I have set my hand and affixed my official seal the day and year in this certificate first above written.

/s/
Notary Public in and for the State of Idaho
Residing at Wallace, Idaho
My Commission Expires 3/1/71